Exhibit 99.2

Akoustis Technologies, Inc.

Third Quarter 2023 Investor Update Call

May 8, 2023

CORPORATE PARTICIPANTS

Tom Sepenzis, Vice President, Corporate Development and Investor Relations

Jeff Shealy, Chief Executive Officer

Ken Boller, Chief Financial Officer

Dave Aichele, Vice President, Business Development

CONFERENCE CALL PARTICIPANTS

Anthony Stoss, Craig Hallum Capital Group

Suji DeSilva, Roth MKM

Robert Aguanno, Piper Sandler

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Akoustis Technologies Fiscal 2023 Third Quarter Conference Call.

As a reminder, this conference call is being recorded. At the conclusion of the Company’s presentation, Akoustis Management will take questions. To ask a question, please press star, one on your keypad to be placed into the queue. A replay of the call will be available on the Investor Relations section of the Akoustis website.

Tom Sepenzis

Thank you Operator, and good morning to everyone on the call. Welcome to Akoustis’ third quarter fiscal 2023 conference call. We are joined today by our Founder and CEO Jeff Shealy, CFO Ken Boller, and EVP of Business Development, Dave Aichele.

Before we begin, please note that today’s presentation includes forward-looking statements about our business outlook. All statements other than statements of historical facts included in this conference call, such as expectations regarding our strategies and operations, including the timing and prospects of product development and customer orders and design wins, possible collaborative or partnering relationships, litigation matters and expected financial and operating results are forward-looking statements.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Such forward-looking statements are predictions based on the Company’s expectations as of today and are subject to numerous risks and uncertainties. The Company and our Management Team assume no obligation to update any forward-looking statements made on today’s call. Our SEC filings mention important factors that could cause actual results to differ materially. Please refer to our latest Form 10-K and Form 10-Q filed with the SEC to get a better understanding of those risks and uncertainties.

In addition, our presentation today will also refer to certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measure is presented in our earnings call highlight release, available in the Investors section of akoustis.com.

I would now like to turn the call over to Jeff Shealy, Founder and CEO of Akoustis.

Jeff Shealy

Thank you Tom, and welcome everyone to our fiscal third quarter conference call.

While the broader economic environment remains challenging, Akoustis drove unit and top line growth once again to achieve another quarter of record revenue of $7.4 million, which was within the 20% to 40% growth range we guided to on our last call. We are experiencing interest across our growing product portfolio in all our end markets. Wi-Fi and 5G mobile remained the primary revenue and unit drivers in the March quarter, and we expect this to continue throughout the calendar 2023 as we add new customers and new design wins across both markets.

In terms of specific trends during the March quarter, Akoustis had two greater-than-10% customers. XBAW-related sales drove the top five customers and seven out of the top 10 customers. Our top 10 customers made up 59% of revenue. Our top 25 customers made up 75% of revenue. In terms of regional sales, three out of five and five out of our top 10 customers were Asia-based. Further, we added a 5G mobile customer into our top five customer ranking. Finally, our top two customers in Q3 increased their sequential revenue with Akoustis by 345% and 79% respectively.

Moving on, during our last call, we highlighted several macro challenges that led to broad weakness in our SAW filter business across multiple markets, including automotive, IoT, medical devices, particularly in China and Europe. During the March quarter, we experienced some recovery across each of these markets, although forward visibility in China remains challenging.

Despite persistent economic challenges, we expect to continue top line growth in the June quarter driven by XBAW unit growth, continued improvement in our SAW filter business, and favorable seasonal trends in our wafer service business. We expect to ship additional filters to our first Tier 1 5G mobile customer and we have entered the U.S. carrier market in Wi-Fi as highlighted in a recent announcement. We expect further growth from our consumer and enterprise class Wi-Fi customers, including HP Aruba, and finally we continue to execute on our contract business with DARPA as we are involved in multiple projects that are redefining the capabilities of XBAW technology. Furthermore, we continue to expect incremental sequential revenue growth each quarter throughout the calendar year as we execute across multiple markets and our growing product portfolio, which includes Akoustis’ XBAW solutions, SAW filter, crystal timing products, and wafer services.

For the June quarter, our current backlog supports sequential revenue growth in a range of 10% to 20%. We remain focused on driving revenue and unit growth across all our target end markets with a particular emphasis on 5G mobile and infrastructure, Wi-Fi 6E and 7 AP, IoT and automotive applications. As indicated in January, we began shipping high volume XBAW filters solutions to our first 5G mobile customer in the March quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I would now like to take a moment to discuss recent developments involving the CHIPS and Science Act of 2022. The CHIPS Act was signed into law on August 9, 2022 and is designed to boost U.S. competitiveness, innovation and national security. The law aims to infuse investments in domestic semiconductor manufacturing capacity as well as jumpstart R&D and commercialization of leading edge nanotechnologies and create new regional high tech hubs. The domestic manufacturing program is being implemented by the Department of Commerce, or DoC. R&D investments in nanotechnology and the creation of regional high tech hubs are being driven by the Department of Defense, or DoD.

Akoustis’ current activity related to CHIPS includes proposal activity with both DoC and DoD related to programs for domestic semiconductor manufacturing, R&D, and commercialization of leading edge nanotechnologies. As of today, we have one DoD proposal which was submitted during the March quarter with Akoustis as the lead contractor focused on electric warfare, or EW, for defense applications. The proposed five-year contract, if awarded, has an initial program budget of over $150 million. Our proposal incorporates multiple partners, including over 10 industrial and government labs as well as numerous university partners focused on the goal of developing and manufacturing semiconductors into advanced RF modules at our 57-acre campus located in upstate New York.

One of the technologies we seek to integrate into our New York campus includes the breakthrough high frequency XBAW research from our existing DARPA contract. It is worth noting that the program is a competitive process and we expect the DoD to announce their award selections by mid-summer.

Akoustis is active in expanding its domestic manufacturing footprint, including both semiconductors and advanced packaging at our New York campus under the DoC CHIPS for America program. The application is a multi-stage process which is outlined clearly in the Notice of Funding Opportunity, or NOFO. Consistent with the published process, Akoustis submitted its Statement of Interest, or SOI in late March. We are currently in the middle of the pre-application process with full application submissions beginning by the end of this quarter.

In parallel, we are working closely with the local, regional and state governments of New York for financial support to include in our application, which is due later this quarter. We expect the CHIPS application to include multiple semiconductor partners which intend to manufacture semiconductor materials, wafers and/or packaging on our campus.

As far as magnitude of our DoC application, we plan to propose a project contemplating spending up to approximately twice our current market cap to establish 200 millimeter silicon wafer manufacturing capability, as well as a U.S. advanced packaging center. As per the NOFO, a CHIPS award is expected to include a grant, refundable investment tax credit or ITC, and direct loans and loan guarantees. The mix of these components will determine the attractiveness of the DoC CHIPS for America program for our company. We are aware of the targets in the NOFO and are currently in discovery with the Do Cot optimize various components to suit a small cap company like Akoustis.

We believe the DoC wants this program to be successful for all sizes of companies, and they have been very attentive regarding our concerns and requests. We expect to have clarity by our next quarterly investor call. Beyond those two specific programs, we will continue to seek opportunities to leverage this CHIPS Act program.

Next, I would now like to discuss several compelling updates in our primary target markets, beginning with 5G mobile. During the March quarter, we successfully ramped our first 5G mobile filter product with a Tier 1 RF component customer. This customer has designed a multiplexer using our XBAW technology, which is on a reference design with a Tier 1 chipset maker. Our customer is currently sampling its multiplexer with multiple Tier 1 and Tier 2 handset OEMs, and we currently expect multiple mobile handset design wins in the next three to six months. In addition, in the March quarter we successfully delivered to one of our Tier 1 RF module maker customers the second of two customer designed XBAW filters. We delivered the first filter in the December quarter and the customer has begun characterization and testing of both XBAW filters for down selection. Finally, we delivered the second iteration of a first XBAW filter sample to our second Tier 1 5G mobile module customer for a module that is expected to ship in late calendar 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Looking ahead, our expected milestones for the June quarter in 5G mobile include the successful completion of an onsite quality audit of our New York fab by a Tier 1 mobile device OEM, continued delivery of our high volume XBAW shipments to our first Tier 1 customer to secure a second XBAW RF filter development order from our first 5G mobile customer for a product that is expected to ramp production in the second half of calendar 2024, and finally to deliver two new Wi-Fi 6E/7 XBAW foundry filter products to our Tier 2 5G RF module customer for access points and mobile applications.

Next, I would like to discuss our recent developments in the Wi-Fi market. During the March quarter, we completed the development of our new 4 series 5.6 gigahertz and 6.6 gigahertz Wi-Fi 6E/7 XBAW filter solutions that enable broader use of the U-NII 1 through 4 bands involved in high frequency Wi-Fi architectures. Furthermore, we ramped initial production volumes with a multi-billion dollar U.S.-based carrier in the cable market. The customer is using our Wi-Fi 6E XBAW filter solutions to deliver last mile connectivity to both the home and business markets. This is one of three carrier-focused Wi-Fi design wins we announced during the December 2022 quarter, and we expect the other two customers to begin shipping in the near term.

We received our first Wi-Fi 7 design win during the March quarter as we announced in our press release on May 3. This customer is a Tier 1 enterprise OEM and has ordered our recently announced 5.5 gigahertz and 6.5 gigahertz XBAW filters, and finally in March we began a relationship with a new Tier 2 RF module customer for the Wi-Fi access point market. This customer is a growing Asia-based RF module maker that is rapidly becoming a dominant RF player in its region. We have received an order from this new customer for the development of new Wi-Fi 7 XBAW filters for the access point market, which we expect to deliver in the second half of calendar 2023.

Looking ahead, our anticipated milestones for our Wi-Fi business in the June quarter include: sampling next generation XBAW filters to a Tier 1 enterprise OEM for a new Wi-Fi 7 platform, enabling full utilization of U-NII 1 through 4 and U-NII 5 through 8 bands; secondly, we expect to receive two additional Wi-Fi 6E/7 design wins, and finally we plan to sample our new 5.6 gigahertz and 6.6 gigahertz Wi-Fi 6E/7 XBAW filters to multiple customers during the quarter.

I will now discuss our progress in our network infrastructure business.

During the March quarter, we continued XBAW filter shipments to our 5G small cell infrastructure customer as well as the U.S. CBRS market. We continue to expect the small cell market to improve in the second half of calendar 2023 and into calendar 2024 as carriers throughout the U.S., Europe, and Middle East and Africa begin to deploy sub-5 gigahertz networks due to the increased data demand. We expect carriers to deploy small cells in greater numbers in 5G networks to expand capacity and improve service.

We continue to promote our 5G infrastructure solutions and I’m pleased to announce today have successfully secured reference design wins with a leading 5G transceiver OEM for multiple XBAW filters. This reference design is targeting Tier 2 small cell OEMs. During the March quarter, we expected to deliver initial samples of a new 5G Band 41 network infrastructure filter. While we complete the initial samples, we continue to work on the design to improve both power handling and small signal RF response and plan to ship samples thereafter.

We are also expecting to receive a development order for a new 5G N77 filter from a Tier 1 European 5G network infrastructure OEM, likely in the current June quarter; therefore, our milestones for the June quarter are: we expect to sample a new Band 41 XBAW filter for the U.S. small cell market, and we expect to receive an order for a new 5G N77 XBAW filter for the massive MIMO market.

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Finally, I would like to provide an update on our defense and other businesses. We made significant strides in our defense and other business segments in the March quarter with the introduction of our new XBAW filter solution that addresses the challenging coexistent requirements of the C-V2X spectrum for the automotive market. While we have been involved in the automotive market through our RFMI SAW filter catalog components, the introduction of our new XBAW solution for C-V2X should significantly expand our potential TAM in automotive.

Our new filter targets the automotive, DSRC 802.11p high power systems, telematics and infotainment segments. C-V2X operates between 5.855 and 5.925 gigahertz and allows for device-to-device and device-to-network connections for multiple applications aiming at providing safe and effective communication in vehicles. Our new patented filter delivers low insertion loss passband performance and enables high power handling capabilities that establish long range connectivity for C-V2X applications. We began sampling our new C-V2X filter solution with Tier 1 and Tier 2 automotive industry leaders and expect to update the investment community as we receive feedback in the coming months.

During the March quarter, we also finished qualification of one of two timing control resonator solutions for our first timing control customer. We were expecting to qualify both XBAW resonator products, but the customer has asked for a relatively large bandwidth shift in one of the two resonators. We expect this will be redesigned and qualified quickly.

In our defense contract business, we continue to progress on our existing multi-year, multi-million dollar contract with DARPA to further enhance our XBAW PDK and scale our XBAW technology up to 18 gigahertz. We achieved a critical milestone during the March quarter and are making excellent progress towards scaling our technology to 18 gigahertz with an improved figure of merit. The milestone achieved was enabled by our patented single crystal piezoelectric nano materials which are unique to Akoustis and the BAW filter industry.

Finally during the March quarter, we concluded the acquisition of GDSI, which closed on January 1, 2023. The acquisition brings a new cash flow positive service business to Akoustis with 250-plus customers, significant technical expertise in back-end services, and alignment with our strategy to leverage the CHIPS Act to create new jobs and re-shore core packaging technology from Asia. We have begun integrated GDSI into our systems and corporate structure and look forward to both leveraging their significant knowledge of back-end workflow and provide the resources necessary to grow the business as advanced semiconductor packaging demands increase in the United States as the CHIPS Act drives re- shoring of production back to America.

For the June 2023 quarter, our expected milestones in our defense and other business segment include the completion and qualification of the second XBAW resonator for our timing control customer. Additionally, we plan to broaden the sampling of our new C-V2X filter solution for the automotive market, and finally we expect to secure $1 million-plus new development order from a Tier 1 defense customer for the development of a switch filter module using our XBAW filter technology.

Now, I would like to hand the call over to Ken to go through our financial highlights.

Ken Boller

Thank you Jeff.

For the third quarter ended March 31, 2023, the Company reported revenue of $7.4 million, which is an increase of more than 25% over the prior quarter ended December 31, 2022 and represents an increase of 160% year-over-year.

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On a GAAP basis, operating loss was $17.3 million for the March quarter, mainly driven by revenue of $7.4 million offset by labor cost of $11.3 million, depreciation and amortization of $3.1 million, and other operational costs totaling $10.3 million. As a result, GAAP net loss per share was $0.23.

On a non-GAAP basis, operating loss was $13.2 million and non-GAAP net loss per share was $0.20. Reconciliation of these amounts to the corresponding GAAP measures is available in the press release issued this morning, available on the Investors section of our corporate website.

CapEx spending for Q3 was $2.2 million, a decline from $3.2 million in the prior quarter as we placed into service the last of our ordered equipment and near completion of the company’s New York fab expansion. Cash used in operating activities was $9.9 million, which represents the second quarter in a row of double-digit improvement as operating cash spending was down another 12% from $11.2 million in the prior quarter.

The Company exited the March quarter with $52.7 million of cash and cash equivalents versus $46.6 million at the end of the previous quarter, primarily resulting from net proceeds of $32 million from our secondary offering in January, offset by cash used to fund our recent GDSI acquisition of $13.9 million and operations and CapEx spending. In the current June quarter, we expect multiple new Wi-Fi 6E and network infrastructure customers to ramp production and therefore we expect to see record revenue and continued operating cash flow improvement, with revenue up between 10% and 20% sequentially from the March quarter, and based upon our growing backlog of design wins, we anticipate that robust top line growth will continue into our next fiscal year and beyond.

I will now turn the call back over to Jeff for his closing comments.

Jeff Shealy

Thank you Ken.

Before I wrap up the call, I would like to provide a brief update on pending litigation matters.

With respect to the lawsuit Qorvo filed against Akoustis in Delaware back in 2021 alleging false advertising, unfair competition and patent infringement, a lot has happened since the lawsuit began. In what’s called a claim construction order, the court ruled on the interpretation of some key terms in one of the Qorvo patents, as well as the Akoustis patent which Qorvo claims Akoustis improperly marked on its product data sheet. The Company believes the claim construction order was favorable to Akoustis and will ultimately support Akoustis’ position of non-infringement and that its marking of product data sheets was correct.

While Akoustis does not believe that Qorvo’s assertion of its patents has any merit, it has developed and delivered to customers and Qorvo’s lawyers filter samples with designs, which we believe demonstrate that Akoustis’ products past and present do not infringe on the patent asserted by Qorvo. As an added precaution, Akoustis has begun implementing these design updates into new and existing product designs as an appropriate measure to mitigate the potential impact of any adverse ruling in the Qorvo lawsuit.

You may be aware that in February 2023, Qorvo filed a second amended complaint which introduced new allegations against the Company, including misappropriation of trade secrets. With respect to these new allegations and the other non-patent portions of the complaint, based upon the information made available to it, the Company believes it has meritorious defenses and plans to defend itself vigorously.

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As disclosed today in our quarterly report, on April 20, 2023, Akoustis filed its own patent infringement lawsuit against Qorvo in federal court in the Eastern District of Texas. Akoustis is represented by a highly regarded patent litigation firm, McKool Smith. As with all litigation, the Company needs to be mindful of any comments it makes regarding this lawsuit, particularly at this early stage; however, our investors should rest assured that the Company took this step deliberately after careful due diligence and consideration of potential risks and benefits to the Company.

Now, I would like to finish by stating that notwithstanding a persistent challenging macro environment for the broader semiconductor industry, we are positioned to continue to deliver sequential top line revenue and unit growth for the foreseeable future. During the March quarter, we introduced new products, including our 5.6 and 6.6 gigahertz Wi-Fi 6E and 7 filters, as well as our new C-V2X filter, all of which are currently sampling, and for the first time we began shipping into the U.S. cable carrier market as well as to the 5G mobile market. During the June quarter, we expect to experience further top line growth as we expand the number of customers in production across each of our major markets.

In conclusion, we believe the market opportunity for our patented high frequency XBAW filters is substantial. As of April 28, we have 89 issued patents and 124 patents pending as we continue to build a substantial IP moat around our technology. We continue to work diligently to achieve each of our stated objectives, and we will continue to provide updates on our execution against these objectives going forward.

Finally, I would once again like to thank our employees for their hard work, passion and dedication, which accounts for multiple design wins across the Wi-Fi 5G network infrastructure and defense markets. We have also experienced exceptional momentum in the 5G mobile market driven by our industry-leading XBAW filters that operate above 3 gigahertz and our new and expanding wafer-level packaging capabilities.

I also wish to thank our shareholders who continue to support the Company, and with that, I would like to open the call for questions from the investment community. Operator, please go ahead with the first question.

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator instructions) Our first question comes from Anthony Stoss with Craig Hallum Capital Group.

Anthony Stoss

Good morning guys, solid execution. Jeff, I wanted to follow up on the series of comments you made about 5G mobile. It’s nice to see that customer get out of the gate here in the March quarter. Two parts - do you expect that customer to be up sequentially in revs for the June quarter, and then maybe just kind of a broad picture, all your opportunities in mobile, what you expect the ramp to look like.

Then I wanted to throw in one for Dave, in prior conference calls, you’ve guys have talked about being breakeven or profitable in the first half of calendar 2024. Do you still expect that to happen? Thanks.

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Jeff Shealy

Tony, good morning. Appreciate your kind comments. Let’s jump into them.

In terms of 5G mobile customer, yes, we do expect that customer to be up during the June quarter sequentially - that’s our current expectation, and we would say we have seen some slowing of the original ramp that we expected but in terms of—that customer will be up sequentially quarter-over-quarter, is our full expectation, and continued ramp in the second half as well.

In terms of our prior comments in terms of annual usage of this particular solution, we think that—you know, we still see healthy volumes for this particular product, both on the reference design as well as directly marketed to the Tier 1 market. So, in terms of overall ramps and activity with customers, we have this first customer with the reference design ramp that we’ve previously communicated, also have seen significant activity with marketing directly to the Tier 1 market.

If you look, we noted in the script that we have—we fully expect in the June quarter to complete a successful audit from one of those Tier 1 mobile smartphone players, and beyond that, we’ve stated the next ramp we expect from a second customer would be in the 2025 time frame.

With that, I’ll hand it over to Dave for—you know, just in terms of customer funnel activity that’s driving us to profitability.

Dave Aichele

Good morning Tony. I think just a couple other comments with regards to what Jeff said, is that with this Tier 1 (inaudible) component supplier, we’ve got the reference design that we continue to see the ramp in particular picking up second half of this year. We identified another design activity that we’ve got ongoing, that should be in the second half of—or first half of next year, and that’s going to an OEM, and then you can expect that there’s several other designs right behind that as well. The intent is us, you know, working with this Tier 1—our component supplier to create these hybrid designs that’s a combination of their passive technology and our BAW technology, so there’s a very healthy positive relationship with this customer.

As far as ramping for profitability, and Ken can add some more color, we’ve got good design activity and visibility on programs with 5G mobile being probably the largest growth sector, and then the Wi-Fi activity that we have ongoing both with Wi-Fi 6E and Wi-Fi 7 continues to feed the funnel there. We do have sunset programs that we’ve got to deal with as they go out of production and you get programs to replace, but Wi-Fi is still very healthy and robust, and the infrastructure sector is going to continue to add. I expect that there will be an uptick in next year as we look at releasing more products. We’ve been focusing a lot on Wi-Fi, now we’re shifting some of the design resources to the infrastructure market as well.

Then finally, just the other segment that we service with the GDSI and RFMI acquisitions, everything’s starting to see a rebound from RFMI and then the GDSI is very healthy in that respect.

Ken?

Ken Boller

Good morning Anthony. I will add to that. We in the past have said operating cash flow breakeven would occur by the June quarter, and I still have that modeled as such. I will add that our cash used in operating activities continues to improve with another 12% reduction in the spend of $9.9 million this quarter on top of a 25% reduction that happened in Q2. I will expect that to continue to improve with our operating cash flow burn rate coming down each successive quarter, and then breakeven, I still expect to occur in the next 12 months at approximately $15 million to $18 million of revenue per quarter, depending on our mix.

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Anthony Stoss

Got it, and if I could throw one more at Dave, just on the auto opportunity, I know it takes a notoriously long time to break into the auto sector. What do you think the revenue ramp or timing of that might look like for you guys?

Dave Aichele

That’s a good question, Tony. The good news is that we’ve got visibility within the automotive market through the RFMI acquisition. They’re already an approved supplier to several Tier 1 and also Tier 2 suppliers and subcomponent suppliers in the automotive market, and so we’re going to continue to leverage that relationship that they have with these suppliers, but it typically takes about two years-plus with the new designs, new programs to really see a substantial ramp. You’ll get some volume in the next one to two years, being in the hundreds of thousands to low maybe low million, but really to get to the higher volume, it’s going to be two years out, so we’re working that channel right now to really focus on the C-V2X. But we also have traction with the TCU - you know, telematic control units that are looking at 5G and Wi-Fi, and then also with the GPS sector, we’re promoting the SAW technology and the BAW technology.

I’d expect that for the next one to two years, automotive will be still a smaller segment than the Wi-Fi and the 5G mobile, but it will be one of our growth sectors that we see probably two years out.

Anthony Stoss

Great, thanks guys, really appreciate it.

Jeff Shealy

Thanks Tony.

Dave Aichele

Thanks Tony.

Operator

Our next question comes from Suji DeSilva with Roth MKM.

Suji DeSilva

Hi Jeff, Dave, Ken. Congrats on the progress here.

On some of the customers here in the Wi-Fi market, the cable service providers, you said you had three programs, one starting. Are all three of those programs similar sizes, or is any one of those particularly bigger?

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Dave Aichele

Good morning Suji. This is Dave. The program that we have announced is in a PR and also commented in the script today, is the highest volume program - it’s pretty substantial, it’s on the gateway unit and it’s a 4x4 MIMO, and then the other two programs, they’re more of extenders, so it’s not as high volume. You’re still seeing an architecture that’s a multi-user MIMO, but they’re also a smaller percentage, so in some respects it could be half or less percentage of the bigger programs. But the traction that we’re getting in the carrier market, and we’re also starting to work on next generation Wi-Fi 7 where we’re dealing directly with the carriers, and then working those program design wins through to the ODM is working really well in Akoustis’ favor.

One of the things that we’ve been able to do is become a leader in developing a portfolio of different BAW products, so any of our BAW competitors that are approaching the Wi-Fi market maybe approach it with two or four filters. We have greater than 12 filters targeting the Wi-Fi market supporting tri-band and upcoming quad band and upcoming penta band designs. So, the carrier market is one of our focus areas as well as the enterprise, which we have a strong position already.

Suji DeSilva

Okay, sounds good, Dave.

Then my other question is on the manufacturing side. The New York fab, it sounds like you’re at the back end of the equipment orders. When does that install complete, and then will you at that point have all the equipment needed to bring up the 500 million capacity you’re planning?

Jeff Shealy

Hey Suji, it’s Jeff. Appreciate your initial comments as well.

In terms of—I would characterize that expansion, the tooling aspect of that is in the wind down phase in terms of ordering, receiving, as well as installation. There is—there has been some straggler pieces of equipment that have come in to complete the redundancy, but in terms of the factory being tooled for the 500 million filters, we’re essentially complete, as we’ve characterized, and we’ll manage that.

The Company meets—internally, we meet monthly between sales and operations and make sure that we’re forecasting capacity and making sure that we’re ready from the manufacturing front, and clearly we’re monitoring cycle times as well as yields very carefully in the factory to make sure all of those pieces are together to optimize our manufacturing costs.

Suji DeSilva

Okay. All right, thanks everybody.

Jeff Shealy

Thank you Suji.

Dave Aichele

Thanks Suji.

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Operator

Our next question comes from Robert Aguanno with Piper Sandler.

Robert Aguanno

Hey guys, thanks for taking the question - Robert Aguanno on for Harsh Kumar here.

I wanted to discuss the potential timing of the potential award from the DoD, and maybe how will that award be split between Akoustis as well as your partners, and then I have a follow-up.

Jeff Shealy

Hey Robert, good morning. Appreciate you being on the call today.

In terms of the timing, if you take a look at some of the language we had in the script, what you’ll see is that particular proposal was submitted in the March quarter, and so that—and that was consistent with the timing of the announcement in terms of the request for proposals. In terms of when we expect that proposal to be approved and receive feedback from the end customer, I think we indicated in the script in the July timeframe is when we would expect that.

Once that goes through, that selection process, there is a follow-on administrative—once you’re selected and make it through that gate, there’s a follow-on proposal for really the in-projects that have to be submitted, and so I think you’re really looking at an award—a fully contract award sometime around the end of the year would be our expectations. It will take a little time to finish that, and we would be expecting to start that hub in probably Q1 of next year.

In terms of—as we also outlined, you asked about the split. We mentioned there’s multiple partners, but we are the principal contractor and the—you know, we mentioned there’s 10 industrial and government labs, there’s multiple technology partners, but as the lead hub, if you will, of the program, there’s a significant proportion of those proceeds go to the hub establishment and operation. I would also add that the way that program is structured, those multiple partners are actually transferring tech to our campus for manufacturing, which I think has the end effect of ultimately the manufacturing being done on our Canandaigua chip fab. So, it’s not just—we’re not just an administrator of a program. I think there’s good strategy behind it. We mentioned a focus in the electronic warfare, and we’re bringing to bear the appropriate technologies to make that—not only that program successful but also fit our long term strategic goal of integration of key solutions for in this case the Department of Defense.

Robert Aguanno

Thanks for the color there. Just more of a macro-oriented question, last week I think we saw a couple of the 5G names cite certain weaknesses in the macro market. Can you talk maybe how the current weakness in the broader market may impact your outlook going forward for that business? Thanks.

Dave Aichele

Good morning Robert, this is Dave. With respect to the 5G mobile, a lot of the macroeconomic comments we made are really impacting the Tier 1 component suppliers that are focused on that market segment. It really hasn’t impacted us too much in that we are relatively new to that market segment, particularly with the Tier 1, our component supplier that we’ve aligned with.

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The reference design that we’re engaged with is focusing on the China mobile market, so I think Jeff mentioned earlier in the Q&A that it hasn’t ramped to earlier expectations due to the dynamics that are going on in the China mobile market as it works through all the inventory levels and demand starts to pick back up, which we are seeing and we’re keeping our finger on the pulse with the market, and also with our Tier 1 provider or player.

With respect to other segments’ macro side, the Wi-Fi market had a pretty good surge with respect to COVID on the number of systems shipped. There has been some slow down and also we’re seeing some transition from Wi-Fi 6E designs that are being put on the shelf to focus on Wi-Fi 7, so there’s some dynamics that we’re working through. But we’ve got a significant amount of—a number of engagements with active customers and with on-deck customers that we will work through this and continue to see sequential growth beyond this segment that will continue to pick up in the next year.

Then finally just on the base station side, the small cell market is still robust but I think as historical perspective has been, it’s not been at the level that is required or that you would expect, but we do see some demand in Asian markets and also in the Europe markets, and picking up in U.S. markets as well.

Robert Aguanno

Thanks guys.

Jeff Shealy

Thank you Robert.

Dave Aichele

Thanks Robert.

Operator

We are closing our question-and-answer session. Now, I would like to turn the floor back over to Jeff Shealy for closing comments. Please go ahead.

Jeff Shealy

I wanted to take the opportunity to thank everyone for your time today and participation. We look forward to speaking to you during our next update call to discuss the June quarter’s execution against the milestones we shared, as well as our future expectations we communicate.

Have a great day. Thank you again.

Operator

This concludes today’s conference call. You may now disconnect your lines. Thank you for your participation and have a great day.

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